SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

     Date of Report (Date of Earliest Event Reported): June 16, 2003 (June 16, 2003)

ENDO PHARMACEUTICALS HOLDINGS INC

(Exact name of registrant as specified in its charter)

DELAWARE	39040	13-4022871

(State or other	(Commission File Number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

100 Painters Drive
Chadds Ford, Pennsylvania	19317

(Address of principal executive offices)	(Zip Code)

(610) 558-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits.
Item 9. Regulation FD Disclosure.
SIGNATURES

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

               Not applicable.

(b)	Pro Forma Financial Information.

               Not applicable.

(c)	Exhibits.

               Not applicable.

Item 9. Regulation FD Disclosure.

     The Registrant currently expects net sales in 2003 to be approximately $520 million, including net sales of Lidoderm® of approximately $175 million. The Registrant’s projections assume that a third party will make available a generic formulation of the Registrant’s Percocet® 7.5/325 and Percocet® 10.0/325 late in the third quarter of 2003. The Registrant’s projections also assume that it will experience competition with its generic morphine sulfate extended-release product early in the third quarter of 2003.

     The Registrant expects net income to be approximately $92 million or $.70 per diluted share, which includes charges, net of tax, of approximately $30 million or $.23 per diluted share, as recorded in the first quarter of 2003, for non-cash compensation, approximately $7 million or $.05 per diluted share for currently anticipated payments to partners for successful achievement of regulatory milestones and approximately $4 million or $.03 per diluted share for currently anticipated manufacturing transfer costs.

     These amounts do not include the non-cash compensation charge that may arise as a result of the vesting of the approximately 5.0 million outstanding Class C4 stock options. If this vesting occurs, this charge will be substantial. For example, the vesting of the approximately 5.0 million outstanding Class C4 stock options will result in an additional pre-tax compensation charge to the Registrant, which would be approximately $75 million, if the market price of our stock is $17.29 on the date vesting occurs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC. (Registrant)

By:	/s/ CAROLINE B. MANOGUE

Name: Caroline B. Manogue Title: Senior Vice President, General Counsel and Secretary

Dated: June 16, 2003